As filed with the Securities and Exchange Commission on April 6, 2021

Registration No. 333-254787

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Ebang International Holdings Inc.

(Exact name of Registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

26-27/F, Building 3, Xinbei Qianjiang International Building
Qianjiang Economic and Technological Development Zone
Yuhang District, Hangzhou, Zhejiang, 311100
People’s Republic of China

+86 571-8817-6197

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Scott M. Miller, Esq. Hans Ge, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Louis Taubman, Esq. Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 212-530-2210

Approximate date of commencement of proposed sale to the public:

Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister the securities of Ebang International Holdings, Inc. (the “Company”) that had been registered and remain unsold under the Registration Statement on Form F-1 (No. 333-254787), filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2021, and the 424(b) prospectus filed with the Commission on April 2, 2021, forming a part thereof, pertaining to the registration of up to 20,491,803 units (the “Units”) (US$125,000,000 of Units), with each Unit consisting of one Class A ordinary share, with a par value of HK$0.001 each (each a “Class A Ordinary Share” and collectively, the “Class A Ordinary Shares”), and one warrant to purchase one-half of one Class A Ordinary Share, at a public offering price of US$6.10 per Unit (the “Registration Statement”).

On April 6, 2021, the Company closed the offering for the sale to investors of 14,000,000 Units consisting of (i) 14,000,000 Class A Ordinary Shares and (ii) warrants to purchase up to 7,000,000 Class A Ordinary Shares for an aggregate purchase price of US$85,400,000. As a result of the Company not having received subscriptions for all 20,491,803 Units (US$125,000,000 of Units), the Company hereby files this Post-Effective Amendment No.1 to the Registration Statement, relating to any securities registered under the Registration Statement that remain unsold after the closing of the offering, to remove from registration 6,491,803 Units ($US39,600,000 of Units), consisting of (i) 6,491,803 Class A Ordinary Shares and (ii) warrants to purchase up to 3,245,901 Class A Ordinary Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hang Zhou, Zhejiang Province, People’s Republic of China on April 6, 2021.

Ebang International Holdings, Inc.

By:	/s/ Dong Hu
	Name:	Dong Hu
	Title:	Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No.1 on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.